Exhibit 99.1

HUGHES Telematics, Inc. Announces
Intention to Offer Exchange Common Stock for Outstanding Warrants

Atlanta, GA., June 12, 2009 – HUGHES Telematics, Inc. (“HTI” or the “Company”), (OTCBB: HUTC, HUTCW and HUTCU), announced today that the Company intends to offer the holders of all 15,000,000 outstanding, publicly traded warrants (“Public Warrants”) and of 4,500,000 warrants issued by the Company in private placements prior to its acquisition of Hughes Telematics (the ‘‘Private Warrants’’ and collectively with the Public Warrants, the “Warrants”) the opportunity, for a limited time, to acquire one share of common stock of the Company in exchange for every 20 Warrants surrendered.

The offer is expected to commence on or about Tuesday, June 16, 2009 and continue for a period of twenty (20) business days.  Following such period, unless otherwise extended, by its terms, the offer will expire.  The expiration date of the Warrants will remain January 10, 2012.

“We are making this offer to reduce the number of Warrants outstanding.  We believe the offer is attractive to our Warrant holders and good for our common stock holders.  We look forward to the participation of the Warrant holders,” said Jeffrey Leddy, CEO of HTI.

The terms and conditions of the offer will be set forth in the documentation distributed to holders of outstanding HTI warrants and units (OTCBB: HUTCW, HUTCU).

A copy of the offering document relating to the offer, when available, may be obtained from Morrow & Co., LLC, the Information Agent for the offering. When the materials are available, please contact the Information Agent with any questions regarding the exchange offer. The foregoing reference to the exchange offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in HTI or any of its subsidiaries.

Investors and security holders are urged to read the following documents when filed with the SEC, as amended from time to time, relating to the offer as they contain important information: (1) the Schedule TO; (2) the Offer Letter; and (3) the documents incorporated by reference into the Schedule TO and the Offer Letter filed by the Company pursuant to the Securities Exchange Act of 1934.  These and any other documents relating to the offer, when they are filed with the SEC, may be obtained at the SEC’s website at www.sec.gov, or from the Information Agent as noted above.

About HTI

Hughes Telematics, Inc. is a leader in implementing the next generation of connected services for the automobile. Centered on a core platform of safety and security offerings, the company develops and manages vehicle- and driver-centric solutions to enhance the driving and ownership experience. Headquartered in Atlanta, Ga., Hughes Telematics offers a portfolio of consumer, manufacturer, fleet and dealer services provided through two-way connectivity to the vehicle. Networkfleet, Inc., a wholly owned subsidiary of Hughes Telematics located in San Diego, Ca., offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management.  Additional information about HUGHES Telematics can be found at www.hughestelematics.com.

Forward-Looking Statements:

This press release may contain forward-looking statements. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully execute on the contracts and business plan, and (ii) our ability to raise additional capital and the structure of such capital including the exercise of. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's filings with the SEC.

# # #

Contact:  Robert Lewis
General Counsel
(770) 391-6400